Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is made this 9th day of June, 2009, by and between Concho Resources Inc., a Delaware corporation (the “Company”), and Steven L. Beal (“Consultant”) (the Company and Consultant are collectively referred to herein as the “Parties”).
W I T N E S S E T H:
     WHEREAS, the Company and Consultant have previously entered into that certain Employment Agreement effective as of January 1, 2009 (the “Employment Agreement”); and
     WHEREAS, Consultant desires to retire as an executive officer of, and from employment with, the Company; and
     WHEREAS, following Consultant’s retirement from the Company, the Company desires to benefit from the experience and ability of Consultant in the capacity of a consultant to the Company; and
     WHEREAS, Consultant is willing to serve as a consultant to the Company, upon the terms and conditions contained herein;
     NOW, THEREFORE, for and in consideration of the compensation to be paid Consultant under this Agreement and the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
     1. Transition from Employee to Contractor:
          A. General: As of July 1, 2009 (the “Transition Date”), Consultant’s employment under the Employment Agreement will terminate and the relationship presently existing between the Parties shall change from an employment relationship to a contractor relationship. Notwithstanding any provision in the Employment Agreement to the contrary, the termination of Consultant’s employment shall not constitute (i) an automatic resignation of Consultant from the Board of Directors of the Company (the “Board”) or (ii) a termination of the post-employment rights and obligations of the Parties under the Employment Agreement. Consultant expressly acknowledges and agrees that he has received all compensation to which he is entitled under the Employment Agreement through the date hereof, and that he is not entitled to any additional compensation, severance pay, bonuses or benefits under the Employment Agreement other than with respect to base salary and employee benefits for the period from the date hereof and ending on the date of Consultant’s termination of employment with the Company. Accordingly, from and after the Transition Date, the Company’s obligations to pay compensation to Consultant for services rendered shall be governed exclusively by this Agreement; provided, however, that during any period after the Transition Date in which Consultant is a non-employee member of the Board, Consultant shall also be entitled to compensation from the Company for his services as a member of the Board in accordance with the Company’s policies in effect from time to time for compensating its non-employee directors.
          B. Confidentiality: In the course of performing his duties for the Company, Consultant acknowledges that he will be provided, or will be in a position to access, utilize, create, obtain, and/or receive confidential information and trade secrets, which are valuable, special, and unique assets of the Company used in its business to obtain a competitive advantage over the Company’s competitors who do not know or use this information. Consultant further acknowledges that protection of the Company’s confidential information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Consultant hereby agrees that his actions will be governed by the confidentiality provisions set forth in Appendix A attached hereto. The obligations of Consultant set forth in Appendix A shall apply during the term of this Agreement and shall survive termination of this Agreement and/or the termination of Consultant’s services under this Agreement regardless of the reason for such termination.
          C. Non-Competition: Consultant agrees that during the term of his consulting relationship with the Company, Consultant shall not, without the prior written approval of the Company’s chief executive officer (which approval shall not be unreasonably withheld or delayed), directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, director, contractor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of, any business in the oil and gas industry; provided, however, that this provision shall not preclude Consultant from and after the Transition Date from serving as a member of the board of directors and/or owning securities of any publicly held entity engaged in the oil and gas industry so long as Consultant does not, without such prior written approval, serve as an officer, employee, consultant or contractor to such entity.
     2. Consulting: There shall be created pursuant to this Agreement an independent contractor relationship between the Company and Consultant whereby Consultant shall supply consulting services to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.
     3. Term: The term of this Agreement shall be for the period beginning on the Transition Date and ending on the date this Agreement is terminated pursuant to Section 8 hereof. If for any reason the employment relationship between Consultant and the Company is terminated prior to the Transition Date, then this Agreement shall be void and of no further force and effect as of the date of the termination of such employment relationship.
     4. Services: During the term of this Agreement, Consultant shall make himself available to the Company to perform consulting and advisory services related to the oil and gas industry. The Parties intend that the level of such consulting and advisory services that Consultant will perform after the Transition Date will be greater than 20% of the average level of bona fide services Consultant performed as an employee of the Company over the 36-month period immediately preceding the Transition Date and, accordingly, the transition from employee to independent contractor provided for in this Agreement shall not give rise to a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder. In providing such consulting and advisory services, Consultant shall provide the Company with such of his assessments and evaluations as the Company may deem necessary. Consultant agrees to attend such meetings as the Company may require for proper communication of his advice and consultation. Consultant shall coordinate the furnishing of his services pursuant to this Agreement with representatives of the Company in order that such services can be provided in such a way as to generally conform to the business schedules and requirements of the Company, but the method of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant. Subject to the provisions of Section 1C hereof, while retained as a consultant by the Company, Consultant shall have the right to devote his business day and working efforts to other business, professional, public service, community and other pursuits as do not interfere with the rendering of consulting services by Consultant hereunder.
     5. Compensation and Expense Reimbursement:
          A. Compensation: As compensation to Consultant for his services under this Agreement, Consultant shall receive, during the term of this Agreement, a monthly consulting fee equal to the sum of (i) $20,000 plus (ii) the Health Care Reimbursement Amount, which sum shall be payable on the last day of each calendar month and shall be prorated for any fractional calendar month at the end of such term. For purposes of the preceding sentence, the term “Health Care Reimbursement Amount” means (a) for each month during the period Consultant receives reimbursements pursuant to Section 5B hereof, $0, and (b) for each month thereafter, the lesser of (I) the amount actually paid by Consultant for medical and dental coverage for such month for Consultant and his dependents who would otherwise be eligible to participate in the medical and dental plans of the Company had Consultant been employed by the Company during such month (and Consultant shall provide the Company with reasonable documentation evidencing such amount) and (II) the difference, if any, between (x) the amount the Company would be allowed to charge for such month for COBRA Continuation Coverage (as defined in Section 5B hereof) with respect to Consultant and such dependents assuming they were eligible for such coverage for such month and (y) the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage for such month.
          B. COBRA: During the portion, if any, of the period during which Consultant is (i) providing consulting services to the Company under this Agreement and (ii) eligible and elects to continue coverage for Consultant and Consultant’s eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, (“COBRA Continuation Coverage”), the Company shall promptly reimburse Consultant on a monthly basis for the difference between the amount Consultant pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage under such group health plans.
          C. Expenses: The Company shall reimburse Consultant for all reasonable out-of-pocket expenses actually incurred by Consultant in performance of his services hereunder,

provided that such expenses are incurred and submitted to the Company (with proper supporting documentation) in accordance with the Company’s policy then in effect for employee expense reimbursements. Upon receipt of the expense statements (but in no event later than the close of Consultant’s taxable year following the taxable year in which the expense is incurred by Consultant), the Company shall promptly reimburse Consultant for his expenses.
     6. Capacity and Benefits: At all times while serving under this Agreement, Consultant shall be an independent contractor and not a common-law employee. Therefore, except as provided in Sections 5B and 7 hereof, Consultant shall not, during the term of this Agreement, be entitled to participate in the Company’s benefit plans and programs for its employees. Further, Consultant will in no way be considered to be an agent, employee, executive officer, or servant of the Company. In his capacity as a consultant under this Agreement, Consultant shall have no authority to bind the Company in any capacity for any purpose. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.
     7. Stock Options and Restricted Stock:
          A. Stock Options: Consultant was granted various stock options by the Company or its predecessors while employed by such entities, including, without limitation, (i) a nonstatutory stock option to purchase 150,000 shares of the common stock of the Company pursuant to the Concho Resources Inc. 2006 Stock Incentive Plan (the “2006 Plan”) on February 27, 2008 (the “2008 Option”), (ii) a nonstatutory stock option to purchase 62,500 shares of the common stock of the Company (after taking into account certain adjustments previously made to the option) pursuant to the 2006 Plan on June 12, 2006 (the “2006 Option”), and (iii) a nonstatutory stock option to purchase 89,269 shares of the common stock of the Company (after taking into account certain adjustments previously made to the option) pursuant to the Concho Equity Holdings Corp. 2004 Stock Option Plan (which plan was assumed by the Company and amended and restated into the 2006 Plan) on August 13, 2004 (the “2004 Option,” and together with the 2008 Option and the 2006 Option, the “Stock Options”). Notwithstanding anything to the contrary in the agreements evidencing the grants of the Stock Options and the amendments thereto (collectively, the “Stock Option Agreements”), (a) Consultant shall not be treated as having terminated employment with the Company on the Transition Date for purposes of the Stock Option Agreements, (b) Consultant shall be deemed to be continuing in the employment of the Company for purposes of the Stock Option Agreements for so long as Consultant is providing consulting services to the Company under this Agreement, (c) if the Company terminates Consultant’s service relationship with the Company under this Agreement prior to June 12, 2010, in the case of the 2006 Option, or prior to February 27, 2012, in the case of the 2008 Option, for any reason other than for Cause (as such term is defined in Section 8B hereof), then to the extent outstanding and unvested at the time of such termination, the Stock Option shall become fully vested and exercisable with respect to 100% of the shares subject to such Stock Option as of the date of such termination, and (d) if Consultant’s service relationship with the Company under this Agreement is terminated by Consultant for any reason whatsoever or by the Company for Cause prior to June 12, 2010, in the case of the 2006 Option, or prior to February 27, 2012, in the case of the 2008 Option, then to the extent outstanding at the time of such termination, the portion, if any, of the Stock Option that remains unvested as of the date of such termination shall be immediately forfeited to the Company as of the date of such termination.
          B. Restricted Stock: Consultant was granted 11,561 restricted shares of the Company’s common stock (the “Restricted Stock Award”) pursuant to the 2006 Plan on November 19, 2007. Notwithstanding anything to the contrary in the Restricted Stock Agreement evidencing the Restricted Stock Award (the “Restricted Stock Agreement”), (i) Consultant shall not be treated as having terminated employment with the Company on the Transition Date for purposes of the Restricted Stock Agreement, (ii) Consultant shall be deemed to be continuing in the employment of the Company for purposes of the Restricted Stock Agreement for so long as Consultant is providing consulting services to the Company under this Agreement, (iii) if the Company terminates Consultant’s service relationship with the Company under this Agreement prior to June 12, 2010 for any reason other than for Cause, then any portion of the shares subject to such award that would otherwise remain subject to the Forfeiture Restrictions (as such term is defined in the Restricted Stock Agreement) as of the date of such termination shall vest in full and shall cease to be subject to the Forfeiture Restrictions as of the date of such termination, and (iv) if Consultant’s service relationship with the Company under this Agreement is terminated prior to June 12, 2010 by Consultant for any reason whatsoever, by the Company for Cause or by reason of Consultant’s death, then any portion of the shares subject to such award that would otherwise remain subject to the Forfeiture Restrictions as of the date of such termination shall be immediately forfeited to the Company as of the date of such termination.
          C. Amendment of Award Agreements: The actions described in this Section 7 have been approved by the Compensation Committee of the Board and the Parties hereby agree that the provisions of this Section 7 constitute amendments to the Stock Option Agreements and the Restricted Stock Agreement.
     8. Termination:
          A. Death: If Consultant dies during the term of this Agreement, the Company’s obligations under this Agreement shall terminate, and Consultant’s estate shall be entitled to an amount equal to the sum of (i) pro-rata compensation under Section 5A hereof for the month that includes the date of his death and (ii) a lump sum cash payment in an amount equal to $60,000. The amount described in the preceding sentence shall be paid by the Company within 30 days after the date of Consultant’s death.
          B. Termination by the Company for Cause: The Company may terminate Consultant’s service relationship with the Company under this Agreement for Cause at any time by giving prior written notice to Consultant which notice shall set forth the grounds for Cause. For purposes of this Agreement, the term “Cause” shall mean Consultant (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Consultant’s duties hereunder, (ii) has refused, without proper reason, to perform Consultant’s duties hereunder, (iii) has materially breached any material provision of this Agreement or corporate policy or code of conduct established by the Company that is known to Consultant and is generally applicable to consultants of the Company, (iv) has willfully engaged in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise), (v) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate), or (vi) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony. Upon termination of Consultant’s service relationship with the Company under this Agreement for Cause, the Company’s obligations under this Agreement shall terminate.
          C. Termination by the Company Without Cause and Termination by Consultant: The Company may terminate Consultant’s service relationship with the Company under this Agreement without Cause at any time by giving prior written notice to Consultant at least 90 days prior to the effective date of such termination. Likewise, Consultant may terminate Consultant’s service relationship with the Company under this Agreement for any reason at any time by giving prior written notice to the Company at least 90 days prior to the effective date of such termination. In either event, Consultant shall be entitled to pro-rata compensation under Section 5A hereof for the month that includes the effective date of such termination.
          D. Effect of Termination on Stock Options and Restricted Stock: Notwithstanding anything in this Section 8 to the contrary, the provisions of this Section 8 shall not apply to the Stock Options and the Restricted Stock Award, and the treatment of the Stock Options and the Restricted Stock Award following the termination of Consultant’s service relationship with the Company for any reason shall be governed exclusively by Section 7 hereof.
     9. Notices: For purposes of this Agreement, notice, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:	Concho Resources Inc.
550 W. Texas Avenue, Suite 100
Midland, Texas 79701
Attention: Chairman of the Board of Directors

With a copy to:

Concho Resources Inc.
550 W. Texas Avenue, Suite 100
Midland, Texas 79701
Attention: Vice President, General Counsel

If to Consultant to:	Steven L. Beal
9400 County Road 258
Early, Texas 76802
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     10. Successor Obligations and Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Consultant cannot assign any rights accruing to him under this Agreement.
     11. Amendment: This Agreement may not be modified except by an agreement in writing executed by both the Company and Consultant.
     12. Governing Laws: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.
     13. Validity: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.
     14. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     15. Effect of Agreement: This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the independent contractor relationship between the Company and Consultant. Without limiting the scope of the preceding sentence, but subject to the second sentence of Section 1A hereof, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
[Signatures begin on the following page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Concho Resources Inc.
By:	/s/ Timothy A. Leach
	Name:	Timothy A. Leach
	Title:	Chief Executive Officer

COMPANY

Steven L. Beal
/s/ Steven L. Beal

CONSULTANT

APPENDIX A
TO
CONSULTING AGREEMENT
BY AND BETWEEN CONCHO RESOURCES INC.
AND STEVEN L. BEAL
DATED JUNE 9, 2009
PROTECTION OF CONFIDENTIAL INFORMATION
     1. Disclosure to and Property of the Company: All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Consultant, individually or in conjunction with others, during the period of Consultant’s service relationship with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Upon the termination of Consultant’s service relationship with the Company, for any reason, Consultant promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.
     2. No Unauthorized Use or Disclosure: Consultant agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of the Company (or its affiliates). Consultant agrees that he will not, at any time during or after Consultant’s service relationship with the Company, make any unauthorized disclosure of, and will prevent the removal from the Company premises of, Confidential Information or Work Product of the Company (or its affiliates), or make any use thereof, except in the carrying out of Consultant’s responsibilities during the course of Consultant’s service relationship with the Company. Consultant shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Consultant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Consultant shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Consultant agrees to deliver to the Company all Confidential Information that he may possess or control. Consultant agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Consultant’s service relationship with the Company exclusively belongs to the Company (and not to Consultant), and Consultant will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Consultant’s obligations under this Appendix A. As a result of Consultant’s service relationship with the Company, Consultant may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Consultant also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as the Company’s Confidential Information and Work Product.
     3. Ownership by the Company: If, during Consultant’s service relationship with the Company, Consultant creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Consultant or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Consultant in the scope of Consultant’s service relationship with the Company; or, if the work is not prepared by Consultant within the scope of Consultant’s service relationship with the Company but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by Consultant within the scope of Consultant’s service relationship with the Company nor a work specially ordered that is deemed to be a work made for hire, then Consultant hereby agrees to assign, and by these presents does assign, to the Company all of Consultant’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     4. Assistance by Consultant: During the period of Consultant’s service relationship with the Company and thereafter, Consultant shall, at the Company’s expense, assist the Company and its nominee, at any time, in the protection of the Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

     5. Remedies: Consultant acknowledges that money damages would not be sufficient remedy for any breach of this Appendix A by Consultant, and the Company or its affiliates shall be entitled to enforce the provisions of this Appendix A by terminating payments then owing to Consultant under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Appendix A but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Consultant and his agents.